Exhibit 99.(g)(1)(ix)

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment, dated as of October 30, 2026 (the “Amendment”) to that certain Custodian Agreement, dated as of April 1, 2002 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), is entered into by and between State Street Bank and Trust Company, a trust company organized under the laws of The Commonwealth of Massachusetts, as successor-in-interest to Investors Bank & Trust Company (the “Custodian”) and Harris Associates Investment Trust, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Fund”).

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Appendix A to the Agreement is hereby amended to reflect as an “ETF Client” the share class of each Portfolio identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund. A copy of such revised Appendix A is attached to this Amendment.

2.	New Section 28 (Provision of ETF Services), as reflected on Exhibit 1 to this Amendment and which shall apply only with respect to the ETF Client, is hereby added to the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Rana J. Wright
Name:	Rana J. Wright
Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jacqueline M. Carr
Name:	Jacqueline M. Carr
Title:	Managing Director

Appendix A

Oakmark Fund

Oakmark Select Fund

Oakmark Equity and Income Fund

Oakmark Global Fund

Oakmark Global Select Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Bond Fund

ETF Class Shares*

*= ETF Client

A-1

Exhibit 1

Section 28.         Provision of ETF Services.

28.1	Appendix A hereto reflects as an “ETF Client” the share class of each Portfolio identified therein that offers a class of exchange-traded shares that operates as an exchange-traded fund and that will issue and redeem shares only in aggregations of a specified number of shares, each called a “Creation Unit,” generally in exchange for a basket of securities and/or instruments and a specified cash payment, as more fully described in the Portfolio’s currently effective prospectus and statement of additional information (collectively, the “Prospectus”). Capitalized terms used in this Section 28 without definition shall have the meanings given to them in the Prospectus. For the avoidance of doubt, this Section 28 will only apply with respect to each ETF share class of the Portfolio(s) identified as ETF Clients on Appendix A.

28.2	Determination of Fund Deposit, etc. Subject to and in accordance with the directions of the Investment Manager, the Custodian shall determine for each Portfolio with respect to its ETF Client after the end of each trading day on the NYSE Arca (the “Exchange”), in accordance with Board policies and the procedures set forth in the Prospectus, (i) the identity and weighting of the securities in the Deposit Securities and the Fund Securities, (ii) the cash component, and (iii) the amount of cash redemption proceeds (all as described in the Prospectus) required for the issuance or redemption, as the case may be, of Creation Units on such date. The Custodian shall provide or cause to be provided this information to the Portfolio’s distributor and other persons as instructed according to Board policies and shall disseminate such information on each day that the Exchange is open, including through the facilities of the National Securities Clearing Corporation (the “NSCC”), prior to the opening of trading on the Exchange.

28.3	Allocation of Deposit Security Shortfalls. Each Portfolio with respect to its ETF Client acknowledges that the Custodian maintains only one account on the books of the NSCC for the benefit of all exchange traded funds for which the Custodian serves as custodian, including the Portfolio (collectively, the “ETF Custody Clients”). In the event that (a) two or more ETF Custody Clients require delivery of the same Deposit Security in order to purchase a Creation Unit, and (b) the NSCC, pursuant to its Continuous Net Settlement system, delivers to the Custodian’s NSCC account less than the full amount of such Deposit Security necessary to satisfy in full each affected ETF Custody Client’s required amount (a “Common Deposit Security Shortfall”), then, until all Common Deposit Security Shortfalls for a given Deposit Security are satisfied in full, the Custodian will allocate to each affected ETF Custody Client, on a pro rata basis, securities and/or cash received in the Custodian’s NSCC account relating to such shortfall, first to satisfy any prior unsatisfied Common Deposit Security Shortfall, and then to satisfy the current Common Deposit Security Shortfall.

28.4	Creation and Redemption of Creation Units.

28.4.1	Creation. The Custodian shall receive and deposit into the Portfolio’s account such payments as are received for ETF Client shares issued or sold in Creation Units. The Custodian will provide timely notification to the Portfolio on behalf of its ETF Client and the Transfer Agent of any receipt of such payments by the Custodian.

28.4.2	Redemption. Upon receipt of instructions from the Portfolio’s Transfer Agent, the Custodian shall set aside funds and securities of the Portfolio on behalf of its ETF Client to the extent available for payment to, or in accordance with the instructions of, Authorized Participants who have delivered to the Transfer Agent a request for redemption of their shares, in Creation Units, which shall have been accepted by the Transfer Agent, the applicable Fund Securities (or such securities in lieu thereof as may be designated by the Investment Manager in accordance with the Prospectus) for such Portfolio on behalf of its ETF Client and the Cash Redemption Amount, if applicable, less any applicable Redemption Transaction Fee. The Custodian will transfer the applicable Fund Securities to or on the order of the Authorized Participant. Any cash redemption payment (less any applicable Redemption Transaction Fee) due to the Authorized Participant on redemption shall be effected through the DTC system or through wire transfer in the case of redemptions effected outside of the DTC system.